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                                                                     EXHIBIT 2.6

                                PLAN OF MERGER

  THIS PLAN OF MERGER dated as of January 30, 1998, is between BANK SERVICES CORPORATION, a Colorado corporation ("Bank Services"), and THE INTERCEPT GROUP, INC., a Georgia corporation ("TIG" or the "Parent")(Bank Services and TIG are sometimes referred to collectively as the "Merging Corporations").

                             W I T N E S S E T H :
                             - - - - - - - - - - -

  WHEREAS, Parent owns all of the outstanding shares of common stock, without par value, of Bank Services, such common stock being the only issued and outstanding class of capital stock of Bank Services, and Parent is therefore deemed to be the "parent corporation" of a "subsidiary corporation" within the meaning of Section 7-111-104 of the Colorado Business Corporation Act (the "Colorado Act") and Section 14-2-1104 of the Georgia Business Corporation Code (the "Georgia Code"); and

  WHEREAS, Section 7-111-107 of the Colorado Act permits Bank Services to merge with TIG if such merger is permitted by the laws of the jurisdiction under which TIG is organized; and

  WHEREAS, Section 14-2-1107 of the Georgia Code permits TIG to merge with Bank Services if such merger is permitted by the laws of the jurisdiction under which Bank Services is organized;

  WHEREAS, Section 7-111-104 of the Colorado Act and Section 14-2-1104 of the Georgia Code both authorize the merger of a "subsidiary corporation" into a "parent corporation" without approval by a vote of the shareholders of the merging corporations; and

  WHEREAS, Bank Services has presently an authorized capital stock consisting of 1,000,000 shares of common stock, without par value ("Bank Services Common Stock"), and 50,000 shares of preferred stock, without par value ("Bank Services Preferred Stock"); and

  WHEREAS, Bank Services currently has 87,000 shares of Bank Services Common Stock issued and outstanding, all of which are owned by TIG, and no shares of Bank Services Preferred Stock issued and outstanding; and

  WHEREAS, Parent has presently an authorized capital stock consisting of 10,000,000 shares of common stock, without par value ("Parent Common Stock"), of which 1,904,282 shares are issued and outstanding, and 50,000 shares of preferred stock, without par value, of which 30,000 shares are designated "8% Cumulative Preferred Stock, Series A" (the "Series A Preferred Stock"), of which 4,000 shares of Series A Preferred Stock are issued and outstanding; and
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  WHEREAS, the Board of Directors of Parent deems it advisable and for the benefit of each of the Constituent Corporations and their shareholders that Bank Services merge into Parent; and

  WHEREAS, the Board of Directors of Parent has by resolution approved this Plan of Merger and the merger contemplated herein;

  NOW, THEREFORE, BE IT RESOLVED THAT, Bank Services shall be merged into TIG (the "Merger") in the manner and with the effect provided by the Colorado Act and the Georgia Code, whereupon Bank Services' existence shall cease and TIG (the "Surviving Corporation") shall survive such Merger and shall continue to exist under, and be governed by, the Georgia Code and other applicable laws, all in accordance with the following provisions:

  1. Names of Merging Corporations and Surviving Corporation. The names of the corporations proposing to merge are Bank Services Corporation and The InterCept Group, Inc., which shall be the Surviving Corporation.

  2. Terms and Conditions of Merger. The terms and conditions of the Merger are as follows:

  (a) At the effective time of the Merger, the separate existence and corporate organization of Bank Services shall cease, except insofar as they may be continued by statute. Except as specifically set forth herein, the identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of TIG shall continue unaffected and unimpaired by the Merger and, at the effective time of the Merger, the identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of Bank Services shall be merged into TIG and TIG shall, as the Surviving Corporation, be fully vested therewith. Except as otherwise specifically set forth herein, at the effective time of the Merger, TIG shall be obligated to perform or pay all obligations and liabilities of Bank Services, which obligations and liabilities TIG expressly assumes and agrees to perform or pay, subject to the effectuation of the Merger. Notwithstanding the foregoing, the parties hereto acknowledge and agree that:
(i) the obligations of the individual shareholders party to that certain Acquisition and Merger Agreement dated as of November 26, 1996 (the "Prior Bank Services Merger Agreement") by and among Bank Services, InterCept Holdings Inc. (n/k/a The InterCept Group, Inc.), Intercept Acquisitions, Inc. and the individual shareholders named therein shall not be extinguished or merged out of existence, but shall survive the merger and remain independent obligations of such shareholders for the duration specified in the Prior Bank Services Merger Agreement and (ii) any rights Bank Services has pursuant to the Prior Bank Services Merger Agreement shall inure to the benefit of the Surviving Corporation.

  (b) At the effective time of the Merger, the Articles of Incorporation of TIG shall become the Articles of Incorporation of the Surviving Corporation and shall thereafter continue to be the Surviving Corporation's Articles of Incorporation until changed as provided by law.
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  (c) At the effective time of the Merger, the Bylaws of TIG shall become the
Bylaws of the Surviving Corporation and shall thereafter continue to be the Surviving Corporation's Bylaws until changed as provided therein.

  (d) At the effective time of the Merger, the directors and officers of the Surviving Corporation shall continue in office until they resign or until their successors are elected and qualified.

  3. Manner and Basis of Converting Shares. The manner and basis for converting the shares of the Merging Corporations into shares or securities of the Surviving Corporation are as follows:

  (a) At the effective time of the Merger, each share of Bank Services Common Stock outstanding and owned of record by Parent immediately prior to the effective time of the Merger shall be cancelled and retired and all certificates representing such shares shall be cancelled and no cash or securities or other property shall be issued in respect thereof.

  (b) At the effective time of the Merger, each share of capital stock of Bank Services held in the treasury of Bank Services immediately prior to the effective time of the Merger shall, by virtue of the merger and without any action on the part of the holder thereof, be cancelled and retired and cease to exist without any conversion thereof.

  (c) At the effective time of the Merger, each share of Parent Common Stock which is issued and outstanding immediately prior to the effective time of the Merger shall continue unchanged and shall continue to represent one share of the common stock of the Surviving Corporation.

  (d) After the effective time of the Merger, each share of Series A Preferred Stock which is issued and outstanding immediately prior to the effective time of the Merger shall continue unchanged and shall continue to represent one share of the Series A Preferred Stock of the Surviving Corporation.

  4. Effective Time of Merger. The effective time of the Merger shall be the later of the time of filing articles or a certificate of merger with (a) the Georgia Secretary of State, pursuant to the applicable provisions of the Georgia Code and (b) the Colorado Secretary of State, pursuant to the applicable provisions of the Colorado Act.

  5. Further Assurances. If at any time the Surviving Corporation shall deem or be advised that any further assignments, assurances in law, or other acts or instruments are necessary or desirable to vest or confirm in the Surviving Corporation the title to any property of Bank Services, the proper officers and directors of Bank Services will do all such acts and things as may be necessary or appropriate to vest or confirm title to such property in the Surviving Corporation and otherwise to carry out the purposes of this Plan of Merger.
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  6.  Reorganization. It is the intention of the parties hereto that the form of the merger contemplated by this Plan of Merger shall, with respect to Parent and Bank Services, qualify as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986 for federal income tax purposes.

  7. Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.


  IN WITNESS WHEREOF, the undersigned corporations have executed this Plan of Merger as of the day and year first above written.

                                   Bank Services Corporation,
                                   A Colorado Corporation


                                   By:    /s/ Philip R. Meinert
                                      --------------------------------
                                      Philip R. Meinert
                                      President



                                   The InterCept Group, Inc.,
                                   A Georgia Corporation


                                   By:    /s/ John W. Collins
                                      --------------------------------
                                      John W. Collins
                                      Chief Executive Officer